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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

RTI INTERNATIONAL METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
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Notice of Annual Meeting of Shareholders and Proxy Statement

April 28, 2006
1:00 p.m.

The Ritz-Carlton, Montréal
1228 Sherbrooke Street West
Montréal, Québec H3G 1H6
Canada

1000 Warren Avenue

Niles, Ohio 44446
April 3, 2006
Dear RTI Shareholder:
You are cordially invited to attend our 2006 Annual Meeting of Shareholders on April 28, 2006, at the Ritz-Carlton, Montréal, Québec.
The meeting will begin promptly at 1:00 p.m. with a report on Company operations. We will then elect directors and ratify the appointment of independent accountants.
You have a choice of voting your proxy via the Internet, by telephone or by completing and returning the enclosed proxy card. Whether or not you plan to attend, it is important that you vote your shares and we encourage you to do so as soon as possible.
We look forward to seeing as many of you as possible at the 2006 Annual Meeting.
Sincerely,
Robert M. Hernandez
Chairman of the Board
Timothy G. Rupert
President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
RTI INTERNATIONAL METALS, INC.

Time:
1:00 p.m.

Date:
April 28, 2006

Place:

The Ritz-Carlton, Montréal

1228 Sherbrooke Street West
Montréal, Québec H3G 1H6

Purpose:

•	Elect directors

•	Ratify the appointment of independent registered public accounting firm

•	Conduct other business if properly raised

Only shareholders of record on March 1, 2006 may vote at the meeting.

Your vote is important. Please vote promptly by following the instructions on the next page and on the enclosed proxy card.

Dawne S. Hickton
Secretary

April 3, 2006

PROXY STATEMENT
General Information

•	Who may vote?
Shareholders of RTI as of the close of business on the record date, March 1, 2006, are entitled to vote at the Annual Meeting.

•	What may I vote on?
You may vote on:

(1)	the election of nominees to serve on our Board of Directors,

(2)	the ratification of the appointment of our independent registered public accounting firm for 2006, and

(3)	any other matters that may be properly presented at the meeting.

•	Voting recommendations
The Board recommends that you vote:
FOR each of the nominees presented in this proxy statement; and
FOR the ratification of the appointment of
PricewaterhouseCoopers LLP as our
independent registered public accounting firm for 2006.

•	Solicitation
This proxy statement is being furnished to shareholders in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. RTI intends to first mail this proxy statement to shareholders on or about April 3, 2006.

•	How do I vote?
You may vote in any one of the following three ways:

(1)	By Internet: Go to the website shown on the enclosed proxy card (www.cesvote.com) and follow the instructions.

(2)	By Telephone: Call the toll-free number shown on the enclosed proxy card (1-888-693-8683) and follow the voice prompts using a touch-tone telephone.

(3)	By Mail: Sign and date each proxy card you receive and return it in the envelope provided. If you return a signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR both proposals.
You have the right to revoke your proxy at any time before the meeting by sending a written notice of revocation or a later-dated proxy card to RTI’s Secretary, by voting subsequently through the Internet or by telephone or by voting in person at the meeting.

THE BOARD OF DIRECTORS
The business and affairs of RTI are under the general direction of the Board of Directors. The Board presently consists of ten members, eight of whom are neither officers nor employees of RTI or its subsidiaries. The Board of Directors has determined that Craig R. Andersson, Daniel I. Booker, Donald P. Fusilli, Jr., Ronald L. Gallatin, Charles C. Gedeon, Robert M. Hernandez, Edith E. Holiday and James A. Williams all meet the New York Stock Exchange rules and listing standards relating to independence generally and for all committees on which they serve. None of the independent directors has a relationship with the Company that is material.
The Board met seven times during 2005. All of the directors attended more than 75% of the total number of meetings of the Board and of the committees on which they serve, except for Mr. Fusilli, who underwent major surgery in January of 2005 and who then took an extended medical leave of absence from his duties until April of 2005. The Chairman of the Board chairs the regularly-scheduled executive sessions of the non-management directors. In the Chairman’s absence, the chairperson of the Nominating/ Corporate Governance Committee chairs the meeting.
It is the policy of the Nominating/ Corporate Governance Committee to consider recommendations by shareholders, directors, officers, employees, and others for nominees for election as director. Recommendations, together with the nominee’s qualifications and consent to be considered as a nominee, should be sent to the Secretary of RTI for presentation to the Committee. Board Membership criteria considered by the Committee is discussed below under the caption “Nominating/ Corporate Governance Committee” and is set forth in the Company’s Corporate Governance Guidelines, available free of charge on the RTI Website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.
There are four principal committees of the Board of Directors. Committee membership, the functions of the committees and the number of meetings held during 2005 are described below.
Executive Committee
The members of the Executive Committee are Robert M. Hernandez (Chairman), Craig R. Andersson, Charles C. Gedeon, John H. Odle and Timothy G. Rupert.
The Executive Committee assists the Board in the discharge of its responsibilities and may act on behalf of the Board when emergencies or scheduling make it difficult to convene the Board. All actions taken by the Committee must be reported at the Board’s next meeting. During 2005, the Executive Committee held one meeting.
Audit Committee
The members of the Audit Committee are Robert M. Hernandez (Chairman), Craig R. Andersson, Donald P. Fusilli, Ronald L. Gallatin, Charles C. Gedeon and James A. Williams. All of the members of this Committee meet the New York Stock Exchange’s rules and listing standards for audit committee independence. The Board has determined that Messrs. Hernandez, Fusilli, Gallatin and Williams are each qualified as an audit committee financial expert within the meaning of Securities and Exchange Commission regulations and that each of the members of the Audit Committee has accounting or financial management expertise within the meaning of the listing standards of the New York Stock Exchange.
The Audit Committee assists the Board in overseeing RTI’s financial reporting process and systems of internal accounting control, RTI’s compliance with legal and regulatory requirements and qualifications, independence and performance of RTI’s internal auditors and independent registered public accounting firm. The Committee has direct responsibility for the appointment, compensation, retention and oversight of RTI’s independent registered public accounting firm. The Committee has adopted, and the Board has approved, the Committee charter, available free of charge on the RTI

Website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.
The Audit Committee held eleven meetings in 2005.
Human Resources Committee
This Committee serves as a compensation committee by discharging the Board’s duties concerning executive compensation and prepares the report on such compensation required by the Securities and Exchange Commission.
The members of the Human Resources Committee are Craig R. Andersson, Daniel I. Booker (Chairman), Donald P. Fusilli, Ronald L. Gallatin, Charles C. Gedeon, Edith E. Holiday and James A. Williams. All of the members of this Committee meet the NYSE’s rules and listing standards for independence for purposes of this Committee.
The Human Resources Committee is responsible for review and approval of RTI’s compensation philosophy; executive compensation programs, plans and awards; and policies, principles and procedures for selection and performance review of the CEO and other top management; and for establishing the CEO and other top management’s compensations levels based on the Committee’s evaluation of their performance. The Committee also administers RTI’s long term incentive plans and stock or stock-based plans. The Committee has adopted, and the Board has approved, a Committee charter which is available free of charge on the RTI Website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.
The Human Resources Committee held 4 meetings in 2005.
Nominating/Corporate Governance Committee
The members of the Nominating/Corporate Governance Committee are Daniel I. Booker (Chairman), Robert M. Hernandez and Edith E. Holiday. All of the members of this committee meet the New York Stock Exchange’s rules and listing standards for independence for purposes of this committee.
The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors; recommending to the Board candidates for election to the Board at the Annual Meeting of Shareholders or by the Board to fill vacancies occurring on the Board; and also considering RTI’s director compensation from time to time. The Committee considers director candidates submitted by directors, officers, employees, shareholders and other constituencies. The Committee is also responsible for developing and recommending to the Board corporate governance principles applicable to RTI as well as their periodic review. The Committee has adopted, and the Board has approved, a Committee Charter that is available free of charge on the RTI Website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.
The Nominating/Corporate Governance Committee annually reviews the skills and attributes of board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that well serve RTI’s governance and strategic needs. Board candidates may be suggested by members of the Committee as well as other directors, management, shareholders, and others, and will be considered on the basis of a range of criteria including broad-based business knowledge and contacts, prominence, diversity of talents and background and sound reputation in their fields as well as a global business perspective and commitment to corporate citizenship. Additional information concerning director candidates is contained in RTI’s Corporate Governance Guidelines, available free of charge on the RTI Website at www.rtiintl.com or by sending a written request to the corporate

Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.
The Nominating/Corporate Governance Committee held 3 meetings in 2005.
Compensation of Directors
RTI employees receive no extra pay for serving as a director. From January of 2005 through July 31, 2005, non-employee directors (except for the Chairman) received an annual retainer for their service on the Board of $60,000 and Mr. Hernandez received an annual retainer of $110,000 as non-employee Chairman of the Board. Effective August 1, 2005, the annual retainer for non-employee directors was changed to $80,000 and for the Chairman to $145,000. During 2005, the total retainer received by the non-employee directors was $68,400, and by the Chairman was $124,700. One-half of these retainers are paid in cash and one-half through awards of restricted stock under the 2004 Stock Plan. During 2005, the additional increase for the directors was paid all in cash. In addition, from January 2005 through July 31, 2005, the Audit Committee Chairperson received an annual cash retainer of $10,000 and other committee chairpersons receive an annual cash retainer of $5,000. Effective August 1, 2005, the Audit Committee Chairperson retainer was changed to $20,000 and other committee chairpersons changed to $7,500. During 2005, the Audit Committee Chairperson received a total chair retainer fee of $14,200, and the other committee Chairpersons received total chair retainer fees of $6,050. No fees are paid for Board or committee meetings attended except that if, in the opinion of the Chairman of the Board, circumstances require that an extra-ordinary number of Board meetings be held, non-employee directors will receive a meeting fee of $1,000 for each meeting attended thereafter. During 2005, additional fees were paid to directors for attendance at four meetings, in the total amount of $4,000.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
RTI’s directors are elected for one year terms. Non-employee directors may not stand for election after age 72. Employee directors leave the Board when they retire from RTI. The Board may determine to extend the retirement age for a particular director.
The Board has nominated the ten current directors for election. Each nominee for election has previously been elected by the shareholders, except for James Williams, who was appointed to the Board effective June of 2005. Of the ten individuals who are nominees for election, two are current RTI officers and the remaining eight are high-level executives with professional experience. If any nominee is unable to serve, your proxy may be voted for another person designated by the Board.
The ten director candidates receiving the most votes will be elected to the Board.
NOMINEES FOR DIRECTOR

CRAIG R. ANDERSSON	Age: 68

Retired Vice-Chairman	Director since 1990
Aristech Chemical Corporation
(chemical producer)
Mr. Andersson retired as a director and Vice-Chairman of Aristech Chemical Corporation on April 30, 1995. Previously, he was President and Chief Operating Officer, a position he had held since December, 1986. He is a past director of Albermarle Corporation and Duquesne University. He is a member of the American Institute of Chemical Engineers and Alpha Chi Sigma (a professional chemical society) and has served on the boards and executive committees of The Society of the Chemical Industry, the Chemical Manufacturers Association, the Pennsylvania Business Roundtable and the Greater Pittsburgh Chamber of Commerce. He has a BS degree in chemical engineering from the University of Minnesota and did graduate work in the same discipline at the University of Delaware.

DANIEL I. BOOKER	Age: 58

Partner,	Director since 1995
Reed Smith LLP
(law firm)
Mr. Booker is a partner of the law firm of Reed Smith LLP. From 1992 until December 31, 2000 he was Managing Partner, or chief executive, of Reed Smith and he continues to serve on its Executive Committee. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania and U.S. Supreme Court bars. Mr. Booker is a director of Océ USA Holding, Inc.; a director of the Allegheny Conference on Community Development; and a director of other community and professional organizations.

DONALD P. FUSILLI, JR.	Age: 54

President and Chief Executive Officer	Director since 2003
Michael Baker Corporation
(engineering and energy services)
Mr. Fusilli was elected President and Chief Executive Officer of Michael Baker on April 25, 2001. He joined the company in 1973 and spent 6 years in the engineering department before obtaining his law degree in 1979. He became General Counsel in 1984, Executive Vice President — Administration of the Energy Group in 1994 and Executive Vice President and General Manager of the Group in 1995. He was elected President and Chief Operating Officer in March 2000. He is a Civil Engineering graduate of Villanova University and holds a JD from Duquesne University School of Law. He also attended the Advanced Management Program at the Harvard University Business School. He is a Director of Robert Morris University.

RONALD L. GALLATIN	Age: 60

Retired Managing Director	Director since 1996
Lehman Brothers Inc.
(investment banking firm)
Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the Firm’s Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock and Targeted Stock. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has BS, JD and LLM (Taxation) degrees and is a Certified Public Accountant.

CHARLES C. GEDEON	Age: 65

Consultant	Director since 1991
Mr. Gedeon joined United States Steel Corporation in 1986 as Vice President — Raw Materials and President of U.S. Steel Mining Co., Inc. He was promoted to Senior Vice President — Related Resources in 1988 and advanced to the position of President, U.S. Diversified Group in 1990. He became Executive Vice President — Raw Materials and Transportation of U.S. Steel in 2003. He retired from this position on June 30, 2003. From 1983 until he joined U.S. Steel, Mr. Gedeon had been Vice President — Operations of National Steel Corporation. Mr. Gedeon is a member of the American Iron and Steel Institute.

ROBERT M. HERNANDEZ	Age: 61

Chairman of the Board of the Company	Director since 1990
On December 31, 2001, Mr. Hernandez retired as Vice Chairman and Chief Financial Officer and director of USX Corporation. He was elected to this position on December 1, 1994. Mr. Hernandez had been elected Executive Vice President — Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President — Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President — U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX’s businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his MBA from the Wharton Graduate School of the University of Pennsylvania. He is a trustee and Vice Chairman of BlackRock Funds, lead director of ACE Limited and a director of Eastman Chemical Company.

EDITH E. HOLIDAY	Age: 54

Attorney	Director since 1999
Ms. Holiday was elected a director on July 29, 1999. She served as Assistant to the President and Secretary of the Cabinet in the White House from 1990 to 1993. Prior to that she held several senior positions in the United States Treasury Department including General Counsel. She is a director of Amerada Hess Corporation; White Mountains Insurance Group, Ltd.; Canadian National Railway Company and H.J. Heinz Company. She is also a director or trustee of a number of investment companies in the Franklin Templeton Group of Funds. She is operating trustee of TWE Holdings I and II Trusts. She has BS and JD degrees from the University of Florida.

JOHN H. ODLE	Age: 63

Executive Vice President of RTI	Director since 1996
Mr. Odle was elected a director on July 26, 1996 and has been Executive Vice President since June 1996. He was Senior Vice President — Commercial from 1989 to 1996 and served as Vice-President — Commercial from 1981 until 1989. Prior to that, Mr. Odle served as General Manager — Sales. He has 28 years of service with RTI and its predecessor. He is a member of the American Society for Metals and the International Titanium Association. He is a graduate of Miami University of Ohio. He serves on the Advisory Board of The Kent State University.

TIMOTHY G. RUPERT	Age: 59

President & Chief	Director since 1996
Executive Officer of RTI
Mr. Rupert was elected a director on July 26, 1996 and President & Chief Executive Officer on July 30, 1999. He had been Executive Vice President & Chief Financial Officer since June 1996. He was Senior Vice President & Chief Financial Officer from 1994 to 1996 and had served as Vice President & Chief Financial Officer since September 1991 when he joined RTI’s predecessor. He has a BS degree from Indiana University of Pennsylvania. He is a director of Calgon Carbon Corporation, a director of Columbus Insurance Ltd., a director and Chairman of the Finance Committee of the Foundation for Indiana University of Pennsylvania, and a director and Vice Chairman of the Youngstown/Warren Regional Chamber of Commerce.

JAMES A. WILLIAMS	Age: 61

Retired Partner	Director Since 2005
Ernst & Young
(accounting firm)
Mr. Williams retired as a Partner at Ernst & Young on September 30, 2003. He had over 37 years experience working with large multi-location clients and served in numerous leaderships roles, including Pittsburgh Office Managing Partner, Area Managing Partner, and Partner in Charge-Audit. He is a certified public accountant and has a BS degree from Miami University.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for RTI and its predecessors for a number of years. For 2005, PricewaterhouseCoopers LLP rendered professional services in connection with the audit of the financial statements of RTI and its subsidiaries, including review of quarterly reports and review of filings with the Securities and Exchange Commission and provided tax consulting services. It is knowledgeable about RTI’s operations and accounting practices and is well qualified to act as the independent registered public accounting firm and the Audit Committee has selected PricewaterhouseCoopers LLP as such for 2006.
Audit Fees
The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of RTI’s annual financial statements and review of financial statements in RTI’s Quarterly Reports on Form 10-Q in 2004 and 2005 were $3,082,749 and $3,350,087, respectively.
Audit-Related Fees
The aggregate fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP that were related to the services described above in 2004 and 2005 were $91,500 and $13,000, respectively. The services comprising these fees in 2004 were in the nature of benefit plan audits no longer performed by PricewaterhouseCoopers LLP.
Tax Fees
The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for tax services in 2004 and 2005 were $112,680 and $96,430, respectively. The services comprising these fees include federal and state tax return compliance, assistance related to the Company’s examination by the IRS for the years 1998 through 2001 and various federal, state and international tax consulting projects.
All Other Fees
Other than fees disclosed above, the aggregate fees billed for services rendered by PricewaterhouseCoopers LLP to RTI and its subsidiaries in 2004 was $105,965. There were no other fees billed in 2005. In 2004, the services comprising these fees was in the nature of tax consulting.
The Audit Committee on an annual basis preapproves the Audit Plan for the year along with the estimated fees for the plan. At each regularly scheduled, quarterly meeting, the Audit Plan and fees incurred to date are reviewed, and any fees above the estimate are reviewed and approved at the meeting. In addition, the Chairman of the Audit Committee has been delegated authority by the full Committee to preapprove additional audit and non-audit fees between meetings, subject to review by the full Committee at the next regularly scheduled meeting.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Vote Required
Ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the votes cast. Each share of RTI’s Common Stock is entitled to one vote per share and only votes for or against the proposal count. Abstentions and broker non-votes do not count for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority from the beneficial owner to vote on a particular proposal.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS
RTI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.
Audit Committee Report
The committee met with management, PricewaterhouseCoopers LLP, and the Director of Internal Audit frequently throughout the year to review and consider the adequacy of RTI’s internal control over financial reporting and the objectivity of its financial reporting, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We also discussed with RTI’s management and PricewaterhouseCoopers LLP the process used for certifications by RTI’s chief executive officer and principal financial officer that are required for certain of RTI’s filings with the Securities and Exchange Commission. We have reviewed and discussed RTI’s 2005 audited financial statements with management and with PricewaterhouseCoopers LLP. The committee also discussed with the independent accountants the matters required to be communicated by Statement on Auditing Standards (SAS) No. 61 as amended by SAS No. 90 (Communications With Audit Committees).
In addition, the committee received from the independent accountants the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from RTI and its management. We have considered whether the provision by PricewaterhouseCoopers LLP of the professional services described above was compatible with the maintenance by PricewaterhouseCoopers LLP of its independent status and have determined that it was.
Based on these reviews and discussions, we recommended to RTI’s Board of Directors, and the Board has approved, that the Audited Financial Statements be included in RTI’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Robert M. Hernandez (Chairman)	Donald P. Fusilli

Craig R. Andersson	Charles C. Gedeon

Ronald L. Gallatin	James A. Williams

Security Ownership of Certain Beneficial Owners
The following table sets forth each person or entity known to RTI that may be deemed to have beneficial ownership of more than five percent of the outstanding Common Stock of RTI based on information publicly available as of February 28, 2006.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class

FMR Corporation	3,442,000	(1)	14.9%
82 Devonshire Street
Boston, MA 02109

CAM North America, LLC	1,978,501	(2)	8.6%
Salomon Brothers Asset Management Inc
Smith Barney Fund Management LLC
399 Park Avenue
New York, NY 10022

Lazard Asset Management LLC	1,195,074	(3)	5.2%
30 Rockefeller Plaza
New York, NY 10112

(1)	Includes 1,717,500 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp. and the funds each has sole power to dispose of the 1,717,500 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Also includes 977,100 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned bank subsidiary of FMR Corp (“FMTC”), serving as investment manager of certain institutional accounts. FMR Corp. (through its control of FMTC) and Edward C. Johnson 3d each has sole dispositive power and sole power to vote or direct the vote of such shares. Also includes 747,400 shares beneficially owned by Fidelity International Limited (“FIL”) which provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Although a partnership controlled primarily by members of the family of Edward C. Johnson 3d and FIL owns shares of FIL voting stock with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock, FMR Corp. and FIL are separate corporate entities and their boards are generally composed of different individuals. FMR Corp. and FIL are of the view that they are not a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other entity. However, FMR Corp. voluntarily reported its beneficial ownership as if all of the shares are jointly owned by FMR Corp and FIL. This information is based solely on the Schedule 13G filed with the SEC on February 14, 2006 by FMR Corp. and Edward C. Johnson 3d.

(2)	Includes 609,401 shares beneficially owned by nature of shared dispositive power by CAM North America, LLC (“CAM”), of which CAM asserts having shared voting power over 159,315 shares. Also includes 78,500 shares beneficially owned by nature of shared voting and dispositive power by Salomon Brothers Asset Management, Inc. (“Salomon”). Also includes 1,290,600 shares beneficially owned by nature of shared voting and dispositive power by Smith Barney Fund Management LLC (“SmithBarney”). This information is based solely on the Schedule 13G filed with the SEC on February 15, 2006 by CAM, Salomon and SmithBarney as members of a group in accordance with Rule 13d-1(b).

(3)	Based on the Schedule 13G filed with the SEC by Lazard Asset Management LLC on February 3, 2006 which indicates sole dispositive power over such shares and sole power to vote or to direct the vote of 1,169,109 shares.

Security Ownership of Directors and Executive Officers
The following table reflects the number of shares of Common Stock of RTI beneficially owned, as of February 28, 2006, by each director and nominee, by each executive officer named in the Summary Compensation Table (with the exception of Mr. Jacobs) and by all directors and executive officers as a group:

	Amount and
	Nature of		Percent of
Name	Beneficial Ownership		Class(4)

Craig R. Andersson	64,182	(2)	—
Neil A. Armstrong	31,154	(2)	—
Gordon L. Berkstresser	34,934	(1)	—
Daniel I. Booker	25,400	(2)	—
Donald P. Fusilli	5,095		—
Ronald L. Gallatin	12,224	(3)	—
Charles C. Gedeon	18,647	(2)	—
Robert M. Hernandez	48,567	(2)	—
Dawne S. Hickton	44,318	(1)	—
Edith E. Holiday	16,427	(2)	—
William T. Hull	7,000		—
John H. Odle	142,284	(1)	—
Timothy G. Rupert	185,589	(1)	—
James A. Williams	2,224		—

All directors and executive officers as a group (14 persons)	638,045		2.8%

(1)	Includes 11,333 shares, 16,000 shares, 35,333 shares and 46,000 shares, respectively, which Mrs. Hickton and Messrs. Berkstresser, Odle and Rupert had the right to acquire within 60 days under the Company’s 2004 Stock Plan.

(2)	Includes 6,000 shares which the non-employee director had the right to acquire within 60 days under the 2004 Stock Plan. In the case of Mr. Gallatin 1,000 shares could be acquired within 60 days.

(3)	Includes 1,000 shares which the non-employee director had the right to acquire within 60 days under the 2004 Stock Plan.

(4)	There were 23,087,972 shares outstanding as of February 28, 2006. In accordance with the rules and regulations of the SEC, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding, however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person. No percentage is shown for ownership of less than one percent.

Executive Compensation
The following table shows the annual and long term compensation paid by RTI and its subsidiaries or otherwise accrued to the chief executive officer and the other five most highly compensated executive officers of RTI for services rendered in all capacities in 2005, 2004 and 2003.
SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards			Payouts

							Securities	Long Term
				Other	Restricted		Underlying	Incentive
Name and				Annual	Stock		Options	Plan	All Other
Principal Position	Year	Salary	Bonus	Compensation	$(4)		(Shares)	Payouts	Compensation

Timothy G. Rupert	2005	$448,750	$425,000	—	$537,500	(5)	15,000	—	—
President &	2004	433,333	375,000	—	418,880	(6)	15,000	—	—
Chief Executive Officer	2003	413,751	300,000	—	306,856	(7)	30,000
John H. Odle	2005	$286,416	$220,000	—	$215,000	(5)	10,000	—	—
Executive Vice President	2004	279,583	125,000	—	179,520	(6)	12,000	—	—
	2003	274,583	100,000	—	136,437	(7)	24,000
Gordon L. Berkstresser	2005	$149,583	$—	—	$96,750	(5)	5,000	—	—
Vice President &	2004	144,583	65,000	—	74,800	(6)	5,000	—	—
Controller	2003	139,417	50,000	—	39,092	(7)	11,000
Dawne S. Hickton(1)	2005	$228,338	$200,000	—	$161,250	(5)	8,000	—	—
Senior Vice President —	2004	189,167	100,000	—	112,200	(6)	8,000	—	—
Administration and Chief	2003	179,167	85,000	—	72,051	(7)	17,000
Administrative Officer
Lawrence W. Jacobs(2)	2005	$169,583	$—	—	$107,500	(5)	5,000	—	—
Vice President &	2004	164,583	65,000	—	74,800	(6)	5,000
Chief Financial Officer	2003	159,500	50,000	—	43,691	(7)	12,000
William T. Hull(3)	2005	$83,335	$75,000	—	$104,700	(5)	10,000
Vice President &
Chief Accounting Officer

(1)	Elected Senior Vice President — Administration and Chief Administrative Officer June 13, 2005. Prior to such date, Mrs. Hickton served as Vice President and General Counsel.

(2)	Resigned as Vice President & Chief Financial Officer August 10, 2005.

(3)	Elected Vice President & Chief Accounting Officer July 29, 2005.

(4)	This column shows the market value of restricted stock awards on the grant date. The aggregate holdings and market value of restricted stock held on December 31, 2005, by the individuals listed in this table were: Mr. Rupert, 74,800 shares, $2,833,424; Mr. Odle, 31,400 shares $1,189,432; Mr. Berkstresser, 11,700 shares $443,196; Mrs. Hickton, 19,700 shares, $746,236; Mr. Jacobs, 12,400 shares, $469,712 and Mr. Hull 3,000 shares, $113,640.

(5)	Represents restricted stock awards granted January 28, 2005 as follows except in the case of Mr. Hull which was granted July 29, 2005: Mr. Rupert, 25,000 shares; Mr. Odle, 10,000 shares; Mr. Berkstresser, 4,500 shares; Mrs. Hickton, 7,500 shares; Mr. Jacobs 5,000 shares and Mr. Hull 3,000 shares. The awards vest in five equal installments beginning on the first anniversary of the grant date, subject to acceleration at the discretion of the board of directors except in the case of Mr. Hull which will vest in three equal installments beginning on the first anniversary of the grant date.

(6)	Represents restricted stock awards granted January 30, 2004 as follows: Mr. Rupert, 28,000 shares; Mr. Odle, 12,000 shares; Mr. Berkstresser, 5,000; Mrs. Hickton, 7,500 shares; and Mr. Jacobs 5,000 shares. The awards vest in five equal installments beginning on the first anniversary of the grant date, subject to acceleration at the discretion of the board of directors.

(7)	Represents restricted stock awards granted January 31, 2003 as follows: Mr. Rupert, 30,025 shares; Mr. Odle, 13,350 shares; Mr. Berkstresser, 3,825; Mrs. Hickton, 7,050 shares; and Mr. Jacobs 4,275 shares. The awards vest in five equal installments beginning on the first anniversary of the grant date, subject to acceleration at the discretion of the board of directors.

The following tables set forth information with respect to stock option grants and exercises in 2005 and December 31, 2005 stock option values:
STOCK OPTION GRANTS IN 2005

					Potential Realizable
					Value at Assumed
					Annual Rates of
		% of Total			Stock Price
		Options			Appreciation
	Options	Granted to	Exercise or		for Option Term(2)
	Granted	Employees	Base Price	Expiration
Name	(Shares)(1)	in 2005	($/Sh)	Date	5%	10%

Timothy G. Rupert	15,000	15.9%	$21.500	1/28/15	$202,819	$513,982
John H. Odle	10,000	10.6%	$21.500	1/28/15	$135,212	$342,655
Gordon L. Berkstresser	5,000	5.3%	$21.500	1/28/15	$67,606	$171,327
Dawne S. Hickton	8,000	8.5%	$21.500	1/28/15	$108,170	$274,124
William T. Hull	10,000	10.6%	$34.900	8/1/15	$219,484	$556,216

(1)	Options to purchase shares of RTI common stock were granted with an exercise price equal to the fair market value of RTI common stock on the date of grant. These options vest in three equal installments beginning on the first anniversary of the grant date.

(2)	Assumes, from the date of grant through the option’s ten year expiration date, a hypothetical 5% and 10% per year appreciation (compounded annually) in the fair market value of RTI’s common stock. The 5% and 10% rates of appreciation are set by the SEC and, therefore, are not intended to forecast future appreciation.
AGGREGATED STOCK OPTION EXERCISES IN 2005
AND DECEMBER 31, 2005 STOCK OPTION VALUES

			Number of		Value of
			Unexercised		Unexercised
			Options at		In-the-Money
	Shares		December 31, 2005		Options at
	Acquired on		Shares		December 31, 2005
	Exercise	Value
Name	(Shares)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy G. Rupert	101,000	$1,198,658	26,000	35,000	526,693	751,500
John H. Odle	123,000	2,072,033	20,000	26,000	534,259	568,431
Gordon L. Berkstresser	17,000	343,600	9,000	12,000	241,048	259,712
Dawne S. Hickton	69,165	1,024,018	333	19,002	9,211	410,058
William T. Hull	—	—	—	10,000	—	29,800
Human Resources Committee Report on Executive Compensation
Overview
This Committee administers RTI’s stock-based compensation plans and is also responsible for all other executive compensation matters. RTI had adopted a comprehensive statement entitled “Pay Philosophy and Guiding Principles Governing Officer Compensation” (the “Pay Statement”) which is applicable to RTI’s President and CEO, Executive Vice President, Senior Vice President and each Vice President. Principal components of the Pay Statement are as follows:
The philosophy set forth in the Pay Statement is to have RTI’s officer compensation programs:

•	Promote achievement of RTI’s business objectives and reinforce its strategies;

•	Align the interests of the Company’s officers with those of its shareholders; and

•	Provide pay that is externally competitive and internally equitable, that rewards accomplishment to the extent identifiable and measurable, and that delivers significant rewards for exceptional performance.

The Pay Statement includes specific guiding principles. These include pay program characteristics of:

•	Variability: A large portion of total compensation will be based upon Company performance, recognizing the highly cyclical nature of the Company’s business. While salaries will generally be maintained at competitive levels, the major opportunities for significant upward shifts in total compensation will be provided through short-term and long-term incentive programs.

•	Clarity: Performance objectives for short-term and long-term incentive programs will be clearly articulated to executives and normally the objectives will be predetermined and related performance evaluations will thus be straightforward. However, if deemed necessary by the Company’s board, after-the-fact discretionary judgment will be applied.

•	Communicability: Officers will be aware of and fully understand their earnings potential for a given year and what specific actions and results are needed to achieve these earnings.

•	Strategic Emphasis: The Pay Statement sets out the approximate proportion of total direct compensation to be represented by salary, short-term (bonus) and long-term incentives assuming both short-term and long-term incentives are paid at target levels by classes of officer as follows:

•	President and CEO– 35% salary, 20% bonus and 45% long-term incentives.

•	Executive Vice President– 40% salary, 20% bonus and 40% long-term incentives.

•	Senior Vice Presidents– 40% salary, 20% bonus and 40% long-term incentives.

•	Vice Presidents– 45% salary, 15% bonus and 40% long-term incentives.
The Pay statement provides that RTI’s officers compensation should range at about the average or median of the remuneration paid by the Company’s comparator group when aspects of performance are at target levels.
Salary
Executive salary is to be paid to reward performance and accomplishment in recognition of consistent excellent performance over a number of years. Individual salary increase levels will reflect a variety of factors including relevant experience, time in position and individual performance as measured in an annual performance review.
Bonuses
The major role of annual incentive, or bonus payments is to motivate officers through the recognition of attainment of specific key objectives and/or other strategic milestones or operational goals. Bonuses are to be paid pursuant to the following guidelines and maintained near the median for that for similar positions at appropriate comparator companies:

•	President and CEO– Bonus may range from 0 to 120% of annual salary with a target of 60% of annual salary.

•	Executive Vice President– Bonus may range from 0 to 100% of annual salary with a target of 50% of annual salary.

•	Senior Vice President– Bonus may range from 0 to 100% of annual salary with a target of 50% of annual salary.

•	Vice Presidents– Bonus may range from 0 to 80% of annual salary with a target of 40% of annual salary.
No bonus will be paid to an officer whose performance is judged to be unacceptable regardless of the level of corporate performance. Likewise, the Board may pay bonuses to recognize exceptional individual performance regardless of the level of corporate performance.

Long-term Incentives
Long-term incentive awards are designed specifically to reward increases in shareholder wealth as measured by the price of the Company’s common stock as well as improvement in earnings per share. Long-term incentive grants will be made pursuant to the Company’s 2004 Stock Plan and may be made in a combination of stock (which may be restricted shares, performance shares, phantom stock or non-restricted shares) and stock options. The total projected value of long-term incentive grants are to be divided roughly between stock and options and in the ranges as follows:

•	President and CEO– Long-term incentives should be split roughly 80% stock and 20% stock options and should range in value between 90% and 130% of annual salary.

•	Executive Vice President– Long-term incentives should be split roughly 75% stock and 25% stock options and should range in value between 80% and 120% of annual salary.

•	Senior Vice President– Long-term incentives should be split roughly 75% stock and 25% stock options and should range in value between 75% and 110% of annual salary.

•	Vice Presidents– Long-term incentives should be split roughly 70% stock and 30% stock options and should range in value between 40% and 80% of annual salary.
Comparative Data
The Pay Statement recognizes that there is a dearth of U.S. companies that compete directly with RTI and because managerial talent can be found in organizations other than competing companies, the compensation data selected for use in company and/ or individual position comparisons should include information on a broad group of U.S. industrial companies similar to RTI in terms of sales volume, or as appropriate, assets, total capital, market value or number of employees. When appropriate and available, data specific to the metals industry or a specific position should be used.
Compensation of the President and Chief Executive Officer
The Human Resources Committee meets each year to evaluate the performance of Mr. Rupert the results of which are used to determine his compensation. On January 28, 2005, the Committee set Mr. Rupert’s salary for 2005. This year the Committee met on January 27, 2006 to review Mr. Rupert’s 2005 performance, award him his bonus and long-term awards pursuant to the Pay Statement, and set his 2006 salary.
The terrorist attacks on September 11, 2002, severely impacted the aerospace markets served by the titanium industry and this impact continued up until the beginning of 2004. From approximately the middle of 2004 onward, the aerospace industry saw a significant turnaround in its business, which in turn positively impacted the markets served by the titanium industry. During 2004 and throughout 2005, the management team at RTI concentrated its efforts on strengthening its relationships with the commercial and defense aerospace industries, while simultaneously working to realize the operational benefits obtained it its recently negotiated labor agreement with the United Steelworkers of America for the Niles manufacturing facility. During this same time period, Mr. Rupert and his management team focused on assimilating its new Canadian acquisition — Claro Precision, Inc., into RTI and also working to bring the company into compliance with the on-going requirements of the Sarbanes-Oxley Act of 2002.
After review of Mr. Rupert’s performance in 2004 against his objectives, RTI operating and financial performance, cash flow, return on assets and shareholder return, in January 2005, the Committee set Mr. Rupert’s 2005 annual salary at $450,000. Mr. Rupert’s percentage increase in his annual salary from 2004 to 2005 was approximately 3.4%.
In January 2006 the Committee reviewed Mr. Rupert’s 2005 performance. The Committee concluded that Mr. Rupert did an outstanding job of leading the Company through the upturn in the markets, reflected in substantial increases in sales and production, while generating a net income of

$38.9 million. Income and Return on Assets also substantially exceeded Plan, though Cash Flow did not. Importantly, shareholder return was 85%. Mr. Rupert also made substantially all of his personal objectives. The only negative aspect to CEO performance was the Company’s disclosure in its untimely filed Form 10-K of a number of material weaknesses in internal controls.
Considering the above, the Committee awarded Mr. Rupert a bonus of $425,000. This bonus is 94% of annual salary and would have been at or close to the maximum of 120% permitted by the Pay Philosophy were it not for the material weaknesses in internal controls mentioned above.
Mr. Rupert’s long term incentives were in the form of restricted stock and stock options. Both awards, in terms of number of shares, were lower than last year by approximately one-third, but that is because the price of RTI stock has appreciated considerably. The Committee believed, taking into consideration all of the above factors as well as his other employment and retirement benefits disclosed elsewhere in this proxy statement, that the value of Mr. Rupert’s overall compensation should exceed target as measured by the Pay Philosophy and developed his long term awards with that objective in mind, but staying within other parameters set by the Pay Philosophy.

Craig R. Andersson	Edith Holiday	Daniel I. Booker
Donald Fusilli	Ronald L. Gallatin	Charles C. Gedeon

Stock Performance Graph
Set forth below is a line graph comparing the five year cumulative total return to shareholders on RTI’s Common Stock with the cumulative total return of the S&P 500 Stock Index and two industry peer groups. The “Old Peer Group” presented below consists solely of Titanium Metals Corporation.
RTI’s business is comprised of two operating groups. The first is a mill operation that produces titanium mill products. The second is a diversified group of several businesses, including metal product distribution, oil and gas components and fabricated aerospace products. Given this diverse operating model, RTI’s management believes that the Old Peer Group is no longer appropriate and that it should be expanded. The “New Peer Group” presented below was compiled to more accurately reflect the performance of the industry by selecting peers in each of RTI’s operating groups. It is comprised of the following companies: Allegheny Technologies Incorporated; A.M. Castle & Co.; Brush Engineered Materials Inc.; Carpenter Technology Corporation; CPI Aerostructures, Inc.; Dril-Quip, Inc.; Ducommun Incorporated; LMI Aerospace, Inc.; Reliance Steel & Aluminum Co.; RTI; Ryerson Inc.; Titanium Metals Corporation; and Triumph Group, Inc. Performance within the New Peer Group is weighted by market capitalization.
COMPARISON OF CUMULATIVE TOTAL RETURN
RTI, INDUSTRY PEER GROUPS AND S&P 500*
* Assumes $100 investment on January 1, 2000 and reinvestment of dividends.
Retirement Benefits

Pension Plan
RTI’s Pension Plan is a defined benefit plan which first became effective at RMI Company (a predecessor of RTI) in 1971. The Pension Plan recognizes, for pension benefits, services and compensation with RTI, RMI Titanium Company, RMI Company, Reactive Metals, Inc. (a predecessor of RMI Company), United States Steel Corporation, USX Corporation, Quantum Chemical Corporation, or subsidiaries of each. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The table below shows the annual pension benefits for retirement at age 65 (or earlier under certain circumstances) for various levels of eligible earnings which would be payable to employees retiring with the years of service shown under the Pension Plan and the Excess Benefits Plan (described below). The benefits are based on a formula which provides under normal retirement amounts equal to 1.25% of the average monthly earnings multiplied by continuous years of service up to and including 30 years; plus 1.35% of the average monthly earnings multiplied by continuous years of service in excess of 30 years of a specified percentage (dependent on years of service) of average annual eligible earnings in the five consecutive years in the ten years prior to retirement in which such earnings are highest. Eligible earnings include only base salary. Incentive awards and similar benefits are excluded, although the amount of such benefits is included in the Summary Compensation Table. Benefits payable under the Pension Plan, and amounts reflected in the following table are subject to offsets for social security benefits and, in certain instances, pensions payable under the U.S. Steel and the Quantum pension plans. As of December 31, 2005, Mrs. Hickton had 8 credited years of service, Mr. Odle 28, Mr. Berkstresser 6 and Mr. Rupert 37. Average annual eligible earnings as of December 31, 2005, for purposes of the pension benefits under the RTI Pension Plan and, if applicable, the Excess Benefits Plan (described below) for each of the following named executive officers are as follows: Mrs. Hickton, $185,334; Mr. Odle, $274,618; Mr. Berkstresser, $138,317 and Mr. Rupert, $412,337.

Average Consecutive
Highest 5 Years of
Compensation In
10 Year Period	Annual Benefits for Years of Service
(Preceding
Retirement)	10	15	20	25	30	35	40

$100,000	$12,500	$18,750	$25,000	$31,250	$37,500	$43,750	$50,000
$200,000	25,000	37,500	50,000	62,500	75,000	87,500	100,000
$300,000	37,500	56,250	75,000	93,750	112,500	131,250	150,000
$400,000	50,000	75,000	100,000	125,000	150,000	175,000	200,000
$500,000	62,500	93,750	125,000	156,250	187,500	218,750	250,000
$600,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000
The Internal Revenue Code imposes limits on the amount of annual eligible compensation under tax-qualified pension plans. For 2005, annual compensation in excess of $210,000 cannot be taken into account in determining qualified plan benefits. RTI maintains the RTI International Metals, Inc. Excess Benefits Plan (the “Excess Benefits Plan”) for certain highly compensated employees who participate in RTI’s tax-qualified pension plans and would otherwise be limited by such tax limits. The Excess Benefit Plan is an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. It provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for the limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. Participants must be designated by the Board of Directors; at this time only Messrs. Rupert and Odle have been designated by the Board of Directors as being covered by the Excess Benefits Plan.

Supplemental Pension Program
Officers participating in the Incentive Compensation Plan are also eligible for the RTI Supplemental Pension Program. If they retire or otherwise terminate employment after age 60, or prior to age 60 with RTI consent, they will be entitled to receive the benefits shown in the table below based on bonuses paid under the Incentive Compensation Plan.

Average Annual
Bonus for Highest 5
Years in 10 Year	Annual Benefits for Years of Service
Period (Preceding
Retirement)	10	15	20	25	30	35	40

$ 50,000	$7,500	$11,250	$15,000	$18,750	$22,500	$26,250	$30,000
$100,000	15,000	22,500	30,000	37,500	45,000	52,500	60,000
$150,000	22,500	33,750	41,250	52,500	67,500	78,750	90,000
$200,000	30,000	45,000	60,000	75,000	90,000	105,000	120,000
$250,000	37,500	56,250	75,000	93,750	112,500	131,250	150,000
$300,000	45,000	67,500	90,000	112,500	135,000	157,500	180,000
$350,000	52,500	78,750	105,000	131,250	157,500	183,750	210,000
$400,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000
$450,000	67,500	101,250	135,000	168,750	202,500	236,250	270,000
$500,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000
RTI has agreed with Mr. Rupert that his continuous service for purposes of the Supplemental Pension Program shall include his service with USX Corporation and its predecessor U.S. Steel. As of December 31, 2005, Mrs. Hickton had 8 credited years of service, Mr. Odle 28, Mr. Berkstresser 6 and Mr. Rupert 37. Average annual bonus as of December 31, 2005, for purposes of the pension benefits under the RTI Supplemental Pension Program for each of the following named executive officers are as follows: Mrs. Hickton, $114,000; Mr. Hull, $15,000; Mr. Odle, $160,000; Mr. Berkstresser, $58,000 and Mr. Rupert, $365,000.
The benefits shown above are based on a formula whereby the average annual bonus for the highest five years in the preceding ten year period are multiplied times a factor. The factor is determined by multiplying 1.5% for each year of continuous service. Participants in the plan may elect to have the monthly benefit as a result of the formula paid monthly for life or receive a lump sum distribution based on the present value of the amounts payable. The plan provides for surviving spouse benefits at a reduced rate.
In order to comply with the limitations of the Internal Revenue Code, pension benefits will be paid directly by RTI when they exceed the amounts permitted by the Code to be paid from federal income tax qualified pension plans.
Employment Agreements
On August 1, 1999, RTI entered into employment agreements with Mrs. Hickton and Messrs. Jacobs, Odle and Rupert covering their employment for an initial four year term and for additional one year terms each year thereafter until the officer attains age 65 unless terminated prior thereto by either party on 120 days notice. Under the agreements, each officer will be paid the annual salary set forth, subject to increases from time to time in the sole discretion of RTI. RTI may terminate the services of the officer at any time for “cause” as defined in the agreement. Officers each agree not, for a period of 24 months after the end of the employment period or employment termination, whichever occurs first, to be employed by, or otherwise participate in, any business which competes with RTI. This restriction does not apply if the officer terminates employment with RTI under certain circumstances following a “change in control” of RTI as defined.

The employment agreements also provide that the officer will be entitled to certain severance benefits in the event of termination of employment under certain circumstances following a “change in control” as defined.
These are:

•	a cash payment of up to three times the sum of the officer’s current salary plus the highest bonus in the four years before the date of termination,

•	all unvested restricted stock and options will vest immediately,

•	life, disability, accident and health insurance benefits for 24 months after termination,

•	a cash payment of the amount necessary to insure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes.
The severance benefits are payable if, any time after a change in control, the officer’s employment is terminated by the officer for good reason or by RTI other than for cause or disability. In addition the benefits are payable to Mr. Odle or Mr. Rupert in the event either of them terminates employment within 90 days after a change in control.
The definition of a change in control for purposes of these agreements is complex but is summarized as follows. It includes any change in control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change in control will have occurred if:

•	any person not affiliated with RTI acquires 20 percent or more of the voting power of our outstanding securities,

•	the Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by the Board in this manner.

•	RTI merges with another company and RTI’s shareholders end up with less than 50 percent of the voting power of the new entity,

•	our shareholders approve a plan of complete liquidation of RTI, or

•	we sell all or substantially all of RTI’s assets.
Mr. Jacobs resigned from the office of Vice President and Chief Financial Officer effective August 10, 2005. RTI and Mr. Jacobs agreed that he would remain an employee under the terms of his employment agreement through July 31, 2006.
Under the employment agreement dated as of August 1, 1999 between RTI and Mr. Odle, RTI agreed that if he continues in active employment with RTI until either age 65, or such earlier date as the RTI Board of Directors may approve, RTI at his retirement will pay him a one time lump sum payment of the then present value of the 9.16 years of non-pensionable service attributable to periods he was employed by U.S. Steel (3.58 years) and the Company (5.58 years) which pre-date his current period of employment, calculated pursuant to the RTI Pension Plan and its Supplemental Pension Program.
On November 1, 1999 RTI entered into an employment agreement with Mr. Berkstresser covering his employment for an initial four year term and for additional one year terms each year thereafter until he attains age 65 unless terminated prior thereto by either party on 120 days notice. Under the agreement, he will be paid the annual salary set forth, subject to increases from time to time in the sole discretion of RTI. The agreement contains the other terms and conditions described above as being contained in the agreements with Mrs. Hickton and Mr. Jacobs.

On December 6, 2003, RTI entered into a letter agreement with Mr. Rupert (the “2003 Letter”) with respect to Mr. Rupert’s retirement benefits. The 2003 Letter provided for an amendment to the RTI Supplemental Pension Program allowing the benefits payable to Mr. Rupert under the RTI Supplemental Pension Program to be calculated in a manner that includes Mr. Rupert’s service with USX Corporation and its predecessor U.S. Steel, and with RTI. This amendment was effected in January 2004. RTI’s obligations toward such benefit shall continue notwithstanding any termination of the RTI Supplemental Pension Program. The 2003 Letter superceded a previous letter agreement with respect to Mr. Rupert’s benefits dated April 13, 1992, between Mr. Rupert and RMI Titanium Company, signed by L.F. Gieg, Jr. In addition, the 2003 Letter provides that Mr. Rupert’s pension under the RTI Pension Plan is calculated based solely upon the terms of the RTI Pension Plan, using Mr. Rupert’s combined years of service with the USX and RTI , reduced by the amount of any retirement benefits payable under the U.S. Steel Pension Plan. Mr. Rupert further agreed in the 2003 Letter that RTI will not have an obligation to make up any difference in (a) any pension benefit Mr. Rupert would have received from the U.S. Steel Pension Plan had Mr. Rupert remained employed by USX and (b) the actual combined pension benefit Mr. Rupert will receive from the U.S. Steel Plan and RTI. Finally, in the event that Mr. Rupert fails to receive from the U.S. Steel pension plan the pension benefits owed to him (estimated to be approximately $33,436 per year), after using reasonable efforts to collect his benefits through the U.S. Steel pension plan’s claims and appeals procedures, RTI agrees under the 2003 Letter to guarantee the full payment of such benefits, and Mr. Rupert agrees to cooperate with RTI in connection with any claim or action for reimbursement of all or any portion of such payments made under such guarantee. The effects of the 2003 Letter are reflected in the description of Mr. Rupert’s pension benefits set forth above.
On July 29, 2005, RTI entered into an employment agreement with Mr. Hull covering his employment for an initial three year term and for additional one year terms each year thereafter until he attains age 65 unless terminated prior thereto by either party on 90 days notice. Under the agreement, he will be paid the annual salary set forth, subject to increases from time to time in the sole discretion of RTI. The agreement contains the other terms and conditions described above as being contained in the agreements with Mrs. Hickton and Mr. Jacobs except that Mr. Hull’s cash severance benefit is based on current base salary and the average annual bonus in the three years before the date of termination.

OTHER INFORMATION
Business Ethics and Corporate Governance
Business Conduct and Ethics
The Company is committed to conducting business ethically, as well as legally. Ethical and legal conduct in all of the Company’s business affairs is essential to the Company’s future. The Company’s Code of Ethical Business Conduct, adopted by the Board of the Directors, applies to all directors and employees of the Company, including executive and other officers. The Code of Ethical Business Conduct is intended to comply with the requirements of the New York Stock Exchange and Securities and Exchange Commission regulations.
The Code of Ethical Business Conduct is posted on the RTI Website, www.rtiintl.com, and is also available in print without charge to any shareholder who makes a written request to the corporate Secretary at the address set forth under the caption “Other Information” below.
Any amendments as well as waivers of the application of the Code of Ethical Business Conduct to directors or executive officers will be disclosed promptly on the RTI Website.
Corporate Governance Guidelines
The Company’s Corporate Governance Guidelines were adopted by the Board of Directors to promote sound corporate citizenship and are intended to comply with the requirements of the New York Stock Exchange. The guidelines, taken together with the charters of the various commitments of the Board of Directors, provide the framework for the corporate governance of the Company. The guidelines cover a number of topics, including: the size and role of the Board of Directors; non-employee director executive sessions; attendance at Board of Directors meetings; access to senior management and advisors; the Board of Directors compensation; independence, composition and membership criteria of the Board of Directors; self-assessment of the Board of Directors; retirement age; and nominations to the Board of Directors.
The Company’s Corporate Governance guidelines are posted on the RTI Website, www.rtiintl.com, and is also available in print without charge to any shareholder who makes a written request to the corporate Secretary at the address set forth under the caption “Other Information” below.
Other business at the Annual Meeting
We do not expect any business to come up for shareholder vote at the meeting other than the items described in the Notice of Annual Meeting. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.
Outstanding shares
On March 1, 2006, 23,087,972 shares were outstanding. Restricted stock awards, whether vested or unvested, are included in shares outstanding.
How we solicit proxies
In addition to this mailing, RTI employees may solicit proxies personally, electronically or by telephone. RTI pays the costs of soliciting this proxy. We also reimburse brokers and other nominees for sending these materials to you and getting your voting instructions.
Shareholder proposals
The deadline for the submission of shareholder proposals that are intended to be considered for inclusion in the Company’s proxy statement for next year’s meeting is December 4, 2006. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals presented by shareholders at the annual meeting from the floor unless notice of the intent to make such proposal is received on or before February 17, 2007.
Shareholders wishing to recommend candidates to serve as directors for the consideration of the Nominating/ Corporate Governance Committee should send such recommendations to the corporate Secretary, RTI International Metals, Inc., 1000 Warren Avenue, Niles OH 44446.
Shareholder and other interested party communications
Shareholders, and any other interested party, who wishes to communicate with the Chairman, one or more of the other non-management directors, or the non-management directors as a group should mark the communication Personal and Confidential and address it to the Chairman, RTI International Metals Inc., 1000 Warren Avenue, Niles OH 44446.
Board Attendance at Annual Meeting
RTI Board members are normally expected to attend RTI’s Annual Meetings of Shareholders. All of the candidates for election at the 2005 Annual Meeting attended such meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Officers and Directors of RTI are required by Section 16(a) of the Securities Exchange Act of 1934 to report certain transactions in the Company’s securities, typically within two business days of the transaction. John Odle, Executive Vice President, was late in filing a Form 4 report for a transaction in RTI Common Stock in 2005. In addition, all non-employee directors of the Company receive one-half of their retainer in RTI stock, as previously discussed at page 6. During 2005, all of the non-employee directors were late in filing a Form 4 report for the receipt of the 2005 retainer shares. Finally, Mr. Williams was late in filing a Form 3 reporting no beneficial ownership of Company securities upon his election to the Board of Directors.
Other Information
A copy of RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, is available to shareholders. A shareholder may obtain a copy of the Form 10-K free of charge on RTI’s website (www.rtiintl.com), on the SEC’s website (www.sec.gov) or by sending a written request to the corporate Secretary at 1000 Warren Avenue, Niles, Ohio 44446. For written requests, a copy of the Form 10-K will be furnished free of charge. Copies of any requested exhibits thereto will be furnished upon payment of a reasonable charge limited to RTI’s costs of providing such copies.

By Order of the Board of Directors

Dawne S. Hickton
Secretary
Dated: April 3, 2006

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253-9837.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 28, 2006 to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your proxy card.

è
Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

RTI INTERNATIONAL METALS, INC. 1000 Warren Avenue, Niles, Ohio 44446 Proxy For 2006 Annual Meeting Solicited on Behalf of the Directors of RTI International Metals, Inc.
This Proxy Card, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all Proposals.

Dated:	, 2006

Signature(s)

Signature(s)
Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign.
SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

RTI INTERNATIONAL METALS, INC.	PROXY

The undersigned hereby appoints ROBERT M. HERNANDEZ, TIMOTHY G. RUPERT AND DAWNE S. HICKTON, or any of them, proxies to vote all shares of Common Stock which the undersigned is entitled to vote with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of RTI International Metals, Inc. on April 28, 2006, and any adjournments thereof, upon such matters as may properly come before the meeting.
The Board of Directors recommends a Vote FOR:

Proposal No. 1. — Election of Directors:
(01) Craig R. Andersson	(02) Daniel I. Booker	(03) Donald P. Fusilli	(04) Ronald L. Gallatin	(05) Charles C. Gedeon
(06) Robert M. Hernandez	(07) Edith E. Holiday	(08) John H. Odle	(09) Timothy G. Rupert	(10) James A. Williams

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any nominee, write that nominee’s name in the space below:

Proposal No. 2. — Ratification of appointment of PricewaterhouseCoopers LLP as independent registered accountants for 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN
PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.